                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

                              INFORMATION STATEMENT
                        PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)1



                             CONSO PRODUCTS COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   20854R 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

















         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 pages
                        (Cover page continued on page 2)

                                       13G

CUSIP No. 20854R 10 5                                          Page 2 of 5 pages
          -----------




================================================================================
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           J. Cary Findlay/###-##-####
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                     (a)  [ ]

                                                                     (b)  [ ]

--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER
      NUMBER OF
        SHARES                     3,019,725
       BENEFI-         ---------------------------------------------------------
        CIALLY              6      SHARED VOTING POWER
       OWNED BY
         EACH                                0
      REPORTING        ---------------------------------------------------------
        PERSON              7      SOLE DISPOSITIVE POWER
         WITH
                                   3,019,725
                       ---------------------------------------------------------
                            8      SHARED DISPOSITIVE POWER

                                             0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,019,725
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (See Instructions)

                                                                           [X]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           40.3%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)

           IN
================================================================================

ITEM 1.

         (a)      Name of Issuer:  Conso Products Company

         (b)      Address of Issuer's Principal Executive Offices:

                           513 North Duncan Bypass, P.O. Box 326
                           Union, South Carolina  29379

ITEM 2.

         (a)      Name of Person Filing:  J. Cary Findlay

         (b)      Address of Principal Business Office or, if none, Residence:

                           513 North Duncan Bypass, P.O. Box 326
                           Union, South Carolina  29379

         (c)      Citizenship:  United States

         (d)      Title of Class of Securities:  Common Stock

         (e)      CUSIP Number:  20854R 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                           Not applicable.

ITEM 4.  OWNERSHIP

                  See blocks 5 through 11 of the Cover Page. Such amounts do not include (a) 2,160 shares and (b) options to purchase an aggregate of 10,200 shares (of which options to purchase 2,400 shares are currently exercisable or exercisable within 60 days after December 31, 1996) held by Mr. Findlay's wife. Mr. Findlay disclaims beneficial ownership of such securities, and this Schedule 13G shall not be construed as an admission that Mr. Findlay is, for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, the owner of such securities.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                           Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                           Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                           Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                           Not applicable.

ITEM 10. CERTIFICATION

                           Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   February 12, 1997
                                             ----------------------------
                                                         Date

                                                 /s/ J. Cary Findlay
                                             ----------------------------
                                                       Signature

                                                    J. Cary Findlay
                                             ----------------------------
                                                          Name